SUPPORT SERVICES AGREEMENT

Support Services Agreement (this "Agreement") dated as of 12 October, 2009 (the "Effective Date") between Cardiff Partners, LLC, a California limited liability company ("CPL") and Freeze Tag, Inc., a Delaware corporation ("FTI").

WHEREAS, FTI wishes to engage CPL to provide the Services (as defined below) on the terms and conditions set forth herein and CPL wishes to be so retained;

NOW THEREFORE, in consideration of the premises and of the mutual covenants, conditions and agreements contained herein, the parties agree as follows:

ARTICLE ONE
SERVICES

1.1 Management Services. FTI hereby engages CPL to perform the Management Services set forth in Schedule 1 hereto for the benefit of FTI, and CPL agrees to perform such Management Services, on the terms and conditions set forth herein.

1.2 Other Services. FTI may, from time to time, engage CPL to perform other services for the benefit of FTI ("Other Services"). The scope of, the applicable fee for, and any additional terms and conditions relating to any such other services shall be reflected in a Services Addendum to this Agreement in the form of Exhibit A hereto.

1.3 Reporting. FTI shall have the right to request written reports at any time during the term of this Agreement, which shall be furnished within 30 days after such request, describing the progress, status of, and other matters pertaining to the Management Services and any Other Services provided pursuant to Section 1.2 (collectively, the "Services") as FTI shall request. FTI may freely utilize all such information arising out of the performance of the Services under this Agreement in any manner desired.

ARTICLE TWO
COMPENSATION

2.1 Compensation.

(a) Retainer. Upon execution of this Agreement, FTI will issue to CPL 2,198,593 shares of its common stock, as a non-refundable retainer fee for the Services provided by CPL hereunder.

(b) Other Services. IF FTI has engaged to perform any Other Services, FTI will pay to CPL the fee specified for such Other Services in the applicable Services Addendum (the "Other Services Fee"). Unless otherwise specified in the applicable Services Addendum, the Other Services Fee will be due and payable in cash on the first business day of each month during which the Other Services are provided and will be non-refundable.

2.2 Reimbursement. FTI will reimburse CPL for any and all reasonable expenses incurred by CPL in connection with CPL's performance of the Management Services and any Other Services; provided, however, that any such expenses must be pre-approved by FTI and otherwise adhere to control procedures implemented by FTI. All requests for reimbursement for expenses must be accompanied by documentation in form and detail satisfactory to FTI. FTI will reimburse CPL for expenses incurred in compliance with this Section 2.2 within fifteen days following FTI's receipt of CPL's invoice therefore.

ARTICLE THREE
REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1 Representations and Warranties. Each party represents and warrants to the other that:

(a) It has not entered into any agreement, whether written or oral, in conflict with this Agreement; and

(b) It has the full power and authority to enter into this Agreement.

3.2 CPL's Covenants. CPL:

(a) shall act as an independent contractor with no authority to obligate FTI by contract or otherwise;

(b) shall exercise only such powers and perform such duties as may from time to time be vested in CPL or assigned to CPL by FTI;

(c) shall devote such time and effort as is reasonably necessary to provide the Services;

(d) shall comply with all applicable laws in the performance of the Services; and

(e) shall not assign or subcontract performance of this Agreement or any of the Services to any person, firm, company or organization without FTI's prior written consent;

ARTICLE FOUR
CONFIDENTIAL INFORMATION

4.1 Confidentiality. CPL shall, during the term of this Agreement and for a period of five years thereafter, keep all FTI Confidential Information confidential and use such information only for the purposes expressly set forth herein. FTI Confidential Information shall mean all information concerning FTI or its current or planned business, which is disclosed to CPL by FTI or which results from, or in connection with, any Services performed pursuant to this Agreement.

4.2 Access. CPL agrees to limit the access to FTI Confidential Information to only those persons under CPL's direct control who, with FTI's knowledge and consent, are responsible for performing the Services set forth in Article One.

4.3 Authorized Disclosure. CPL shall have no obligation of confidentiality and non-use with respect to any portion of FTI Confidential Information which (i) is or later becomes generally available to the public by use, publication or the like, through no act or omission of CPL; (ii) is obtained from a third party who had the legal right to disclose the information to CPL; or (iii) CPL already possesses as evidenced by CPL's written records predating receipt thereof from FTI.

4.4 Return of Information. Upon the termination of this Agreement, CPL will promptly return to FTI all materials, records, documents, and other FTI Confidential Information in tangible form. CPL shall retain no copies except as required by law of such materials and information and, if requested by FTI, will delete all FTI Confidential Information stored in any magnetic or optical disc or memory.

4.5 **Third Party Information**. CPL shall not, in connection with the Services to be performed under this Agreement, disclose to FTI any information, which is confidential or proprietary to CPL, or any third party.

ARTICLE FIVE
INDEMNITY; LIMITATION OF LIABILITY

5.1 **Indemnity**.

(a) FTI will indemnify and hold harmless CPL against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs, expenses and disbursements, reasonably incurred, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which CPL is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with this Agreement or CPL's performance hereunder, except to the extent primarily caused by the gross negligence or willful misconduct of CPL.

(b) The indemnification provisions shall be in addition to any liability which FTI may otherwise have to CPL or the persons indemnified below in this sentence and shall extend to the following: CPL, its affiliated entities, members, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, employees, legal counsel, agents and controlling persons of any of them. All references to CPL in this Article Five shall be understood to include any and all of the foregoing.

5.2 **Limitation of Liability**. CPL shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to FTI for or in connection with this Agreement or CPL's performance hereunder, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily from CPL's gross negligence or willful misconduct. In no case shall CPL's liability (whether direct or indirect, in contract or tort or otherwise) to FTI for or in connection with this letter agreement or CPL's performance hereunder exceed the aggregate fees (inclusive of the FTI common shares discussed in 2.1 (a) of this Agreement) paid by FTI to CPL hereunder.

ARTICLE SIX
TERM AND TERMINATION

6.1 **Term**. The initial term of this Agreement shall be from the Effective Date through one (1) year from the Effective Date or until the Company has a public offering, whichever is longer.

6.2 **Termination**. This Agreement may be terminated by either party upon the breach of a material term hereof by the other party, which breach remains uncured for 30 days after the date that the non-breaching party has served written notice on the other party, which notice will set forth the basis of such breach and the non-breaching party's intent to terminate the Agreement. Upon each annual renewal the MS Fee and the FAS Fee shall each be increased by five percent.

6.3 **Effect of Termination**. Upon the expiration or termination of this Agreement, each party shall be released from all obligations and liabilities hereunder except those arising under Articles Four, Five

and Eight; provided that, following such termination, CPL shall be entitled to receive all amounts payable by FTI to CPL through the date of expiration or termination.

ARTICLE SEVEN
MISCELLANEOUS

7.1 **Relationship of the Parties**.

(a) FTI is a sophisticated business enterprise that has retained CPL for the limited purposes set forth in this letter agreement, and the parties acknowledge and agree that their respective rights and obligations are contractual in nature. FTI recognizes that the relationship contemplated hereby is not an exclusive relationship for CPL or any of its personnel. Each party disclaims an intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by this Agreement.

(b) The Services do not include requiring CPL to engage in any activities for which an investment advisor's registration or license is required under the U.S. Investment Advisors Act of 1940, or under any other applicable federal or state law; or for which a "broker's" or "dealer's" registration or license is required under the U.S. Securities Exchange Act of 1934, or under any other applicable federal or state law. CPL's work on this engagement shall not constitute the rendering of legal advice, or the providing of legal services, to FTI. Accordingly, CPL shall not express any legal opinions with respect to any matters affecting FTI.

7.2 **Waiver**. None of the terms of this Agreement may be waived except by an express agreement in writing signed by the party against whom enforcement of such waiver is sought. The failure or delay of either party in enforcing any of its rights under this Agreement shall not be deemed a continuing waiver of such right.

7.3 **Entire Agreement**. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties (whether written or oral) relating to said subject matter.

7.4 **Amendments**. This Agreement may not be released, discharged, amended or modified in any manner except by an instrument in writing signed by a duly authorized officer of FTI and CPL.

7.5 **Assignment**. FTI has specifically contracted for the Services of CPL and, therefore, CPL may not assign or delegate CPL's obligations under this Agreement, either in whole or in part, without the prior written consent of FTI.

7.6 **Severability**. If any provision of this Agreement is, becomes, or is deemed invalid, illegal or unenforceable in any jurisdiction, such provision shall be deemed amended to conform to the applicable laws so as to be valid and enforceable, or, if it can not be so amended without materially altering the intention of the parties hereto, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

7.7 **Headings**. Article and Section headings contained in the Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement.

7.8 **Notices**. All notices provided for in this Agreement shall be in writing and shall be deemed effective when either served by personal delivery or sent by express, registered or certified mail, postage prepaid, return receipt requested, to the other party at the corresponding mailing address set forth below

or at such other address as such other party may hereafter designate by written notice in the manner aforesaid.

7.9 **Force Majeure.** CPL shall be excused for failure to provide the Services hereunder to the extent that such failure is directly or indirectly caused by an occurrence commonly known as force majeure, including, without limitation, delays arising out of acts of God, acts or orders of a government, agency or instrumentality thereof (whether of fact or law), acts of public enemy, riots, embargoes, strikes or other concerted acts of workers (whether of CPL or other persons), casualties or accidents, delivery of materials, transportation or shortage of cars, trucks, fuel, power, labor or materials or any other causes, circumstances or contingencies that are beyond the control of CPL; provided, however, that CPL shall use its best efforts to resume provision of the Services as soon as possible. Notwithstanding any events operating to excuse performance by CPL, this Agreement shall continue in full force for the remainder of its term and any renewals thereof.

7.10 **Counterparts.** This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same document, binding on all parties notwithstanding that each of the parties may have signed different counterparts.

7.11 **Governing Law.** This Agreement shall be governed by and construed in accordance with the laws of the state of California and the parties to this Agreement hereby submit to the exclusive jurisdiction of the courts, both state and federal, in the County of Orange, State of California.

IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

CARDIFF PARTNERS, LLC

By: Keith Moore
Title: Managing Member
Address: 30950 Rancho Viejo Rd #120
San Juan Capistrano, CA 92675

FREEZE TAG, INC.

By: Craig Holland
Title: Chief Executive Officer
Address: 228 W. Main Street, 2nd Floor
Tustin, CA 92780

Schedule 1

Management Services

- Re-engineer the Finance Department - transform finance operations through improved processes, advising on financial performance, evaluation of outsourcing options, best management practices, evaluating/appraising strategic partnerships.
- Support fundraising activities.
- Analyze financial and operating information for management to facilitate decision-making and provide input for corrective action, where applicable.
- Recommend/implement improvements to ensure the integrity of the company's financial information and systems.
- Lead the financial due diligence efforts.
- Lead the integration of accounting and finance systems for mergers
- Identify and screen potential board of director members and board of advisor members.
- Provide consulting support on the audit
- Accounting software package analysis and recommendations
- Process Analysis and Recommendations on the following:
  - Purchase Order Process
  - Weekly / Monthly Cash flow forecasting / tracking
  - Financial Reporting and Tracking Best Practices to better manage the business (including game profitability analysis, time tracking, etc.)
  - Royalty Reporting systems process analysis

Attachment A
Services Addendum

Scope of Other Services:	
Other Services Fee:	
Other Terms and Conditions:	

Acknowledged and agreed by:

FREEZE TAG, INC.

By: ______________ ____

Date:

CARDIFF PARTNERS, LLC

By: ____________ ____

Date: